Exhibit 99.1

FOR RELEASE

Date: July 24, 2019
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income for the Eleventh Consecutive Year for Fiscal Year Ended June 30, 2019 and Prepares to Open Full Service Branch in Kinderhook - Valatie, NY

Catskill, N.Y. – July 24, 2019- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2019.  Net income for the quarter and fiscal year ended June 30, 2019 was $4.2 million, or $0.49 per basic and diluted share, and $17.5 million, or $2.05 per basic and diluted share, respectively, as compared to $3.6 million, or $0.42 per basic and diluted share, and $14.4 million, or $1.69 per basic and diluted share, for the quarter and year ended June 30, 2018, respectively.  Net income increased $545,000, or 15.1%, when comparing the quarters ended June 30, 2019 and 2018, and increased $3.1 million, or 21.5%, when comparing the years ended June 30, 2019 and 2018.

Donald Gibson, President & CEO, stated: “It is with great pleasure that I am able to report another very successful year. For the eleventh consecutive year, Greene County Bancorp, Inc. delivered records earnings, with income up 21.5%, when comparing fiscal years ended June 30, 2019 and 2018.”

Gibson continued: “I am also pleased to report that we have completed the renovations and have a grand opening scheduled for July 27, 2019 for a new full service office in Kinderhook – Valatie, NY. This represents our first branch in the Kinderhook – Valatie market and our sixth branch in Columbia County, NY.”

             Selected highlights for the quarter and fiscal year ended June 30, 2019 are as follows:

Net Interest Income and Margin
•
Net interest income increased $898,000 to $10.3 million for the three months ended June 30, 2019 from $9.4 million for the three months ended June 30, 2018. Net interest income increased $5.1 million to $40.0 million for the year ended June 30, 2019 from $34.9 million for the year ended June 30, 2018.  These increases in net interest income were primarily the result of the growth in the average balance of interest-earning assets, which increased $108.5 million and $124.1 million when comparing the three months and years ended June 30, 2019 and 2018, respectively, and increases in interest rates on interest-earning assets, which increased 21 basis points and 23 basis points when comparing the three months and years ended June 30, 2019 and 2018, respectively. These increases were partially offset by higher costing interest-bearing liabilities, which increased 25 basis points and 18 basis points when comparing the three months and years ended June 30, 2019 and 2018, respectively.  The higher interest costs are primarily the result of growth in NOW deposits due to the introduction of a new higher rate checking account product, in the second half of fiscal 2019, designed to attract new deposits within our newer markets.

•
Net interest spread decreased four basis points to 3.21% for the three months ended June 30, 2019 compared to 3.25% for the three months ended June 30, 2018. Net interest spread increased five basis points to 3.28% for the year ended June 30, 2019 compared to 3.23% for the year ended June 30, 2018.

•
Net interest margin remained flat at 3.34% for the three months ended June 30, 2019 and 2018. Net interest margin increased eight basis points to 3.39% for the year ended June 30, 2019 compared to 3.31%, for the year ended June 30, 2018.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.51% and 3.56% for the three months ended June 30, 2019 and 2018, respectively. Tax equivalent net interest margin was 3.56% and 3.52% for the years ended June 30, 2019 and 2018, respectively.  As a result of the enactment of the Tax Cut and Jobs Act of 2017 (“TCJA”) in December 2017, which permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017, the tax benefits derived from tax-exempt securities and loans is lower for the three and twelve months ended June 30, 2019 compared to June 30, 2018.  However, beginning January 1, 2018, pricing of tax-exempt securities and loan originations has been adjusted to reflect the change in the corporate tax rate, thereby producing a tax-equivalent yield on these securities and loans that are comparable to yields obtained on similar taxable investments.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $601,000 and $486,000 for the three months ended June 30, 2019 and 2018, respectively. The provision for loan losses amounted to $1.7 million and $1.5 million for the years ended June 30, 2019 and 2018, respectively. The increase in the provision for loan loss for the three months and year ended June 30, 2019 is the result of continued growth in loan balances, and an increase in loans classified as substandard. Net loans grew $81.3 million during the year ended June 30, 2019. The Company continues to focus on commercial lending.  Allowance for loan losses to total loans receivable decreased to 1.65% as of June 30, 2019 as compared to 1.68% as of June 30, 2018.  Despite the significant increases in net loans over the past two years, the level of nonperforming loans has remained stable and the level of charge-off activity has been low, which has led to this decrease in the allowance for loan losses to total loans receivable.

•
Net charge-offs amounted to $246,000 and $85,000 for the three months ended June 30, 2019 and 2018, respectively, and amounted to $483,000 and $528,000 for the years ended June 30, 2019 and 2018, respectively.  The increase in net charges-offs for the three months ended June 30, 2019 compared to 2018 was the result of the recognition of a partial charge-off  totaling $162,000 for a residential mortgage that was modified as a troubled debt restructuring.  This increase was offset during the second quarter of the fiscal year ended June 30, 2019 by the recognition of a recovery of a commercial installment loan totaling $150,000.

•
Nonperforming loans amounted to $3.6 million at June 30, 2019 and 2018, respectively. At June 30, 2019 and June 30, 2018, respectively, nonperforming assets to total assets were 0.29% and 0.32% and nonperforming loans to net loans were 0.46% and 0.51%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $163,000, or 8.2%, to $2.2 million for the three months ended June 30, 2019 as compared to $2.0 million for the three months ended June 30, 2018.  Noninterest income increased $880,000, or 11.8%, to $8.4 million for the year ended June 30, 2019 as compared to $7.5 million for the year ended June 30, 2018. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts.  Investment services income also increased during the periods due to higher sales volume of investment products.  The increase in other operating income was primarily the result of an increase in fee income related to loans.

•
Noninterest expense increased $607,000, or 9.5%, to $7.0 million for the three months ended June 30, 2019 as compared to $6.4 million for the three months ended June 30, 2018. Noninterest expense increased $3.3 million, or 14.8%, to $25.7 million for the year ended June 30, 2019 as compared to $22.4 million for the year ended June 30, 2018. These increases in noninterest expense are primarily the result of an increase in salaries and employee benefits expenses as well as other operating costs resulting from the opening of a new branch located in Woodstock, New York and the addition of staffing in anticipation of opening of a new branch in Kinderhook - Valatie, New York. The increase was also the result of the addition of our new Corporate Cash Management Department, and growth within our lending department, customer service center, information technology department, BSA department, operations center, and investment center.   Also, other noninterest expense increased as a result of a $250,000 contribution to Bank of Greene County Charitable Foundation during the year ended June 30, 2019.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 15.0% and 16.9% for the three months and year ended June 30, 2019, respectively, compared to 20.6% and 22.1% for the three months and year ended June 30, 2018.   The decrease in the effective tax rate for the three months and year ended June 30, 2019 is primarily the result of the impact of the enactment of the TCJA in December 2017.  The TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017.  The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•
Total assets of the Company were $1.3 billion at June 30, 2019 as compared to $1.2 million at June 30, 2018, an increase of $118.0 million, or 10.2%.  This growth is the result of the continued expansion within our existing markets, across all three of our primary banking lines - retail, commercial, and municipal.

•
Securities available-for-sale and held-to-maturity increased $31.6 million, or 8.0%, to $426.9 million at June 30, 2019 as compared to $395.3 million at June 30, 2018.  Securities purchases totaled $191.3 million during the year ended June 30, 2019 and consisted of $150.9 million of state and political subdivision securities, $40.1 million of mortgage backed securities, and $364,000 of other securities. Principal pay-downs and maturities during the year amounted to $160.7 million, of which $29.4 million consisted of mortgage-backed securities, $131.0 million consisted of state and political subdivision securities, and $250,000 consisted of corporate debt securities.

•
Net loans receivable increased $81.3 million, or 11.5%, to $785.7 million at June 30, 2019 from $704.4 million at June 30, 2018.  The loan growth experienced during the year consisted primarily of $45.7 million in commercial real estate loans, $18.9 million in commercial loans, $9.6 million in multi-family real estate loans, $12.0 million in residential real estate loans, partially offset by a $5.6 million decrease in construction loans.  The Company continues to experience loan growth as a result of continued growth in customer base within its newest markets in Ulster and Columbia counties, and its relationships with other financial institutions in originating loan participations.

•
Total deposits increased to $1.1 billion at June 30, 2019 from $1.0 billion at June 30, 2018, an increase of $95.3 million, or 9.3%. This increase was partially the result of a $37.5 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection. NOW deposits increased $125.6 million, or 24.1%, and noninterest-bearing deposits increased $4.8 million, or 4.7% when comparing June 30, 2019 and 2018. These increases were partially offset by a decrease in money market deposits of $18.8 million, or 14.1%, certificates of deposit of $14.8 million, or 28.8%, and savings deposits of $1.4 million, or 1.0% when comparing June 30, 2019 and 2018. Included within certificates of deposits at June 30, 2018 were $15.0 million, in brokered certificates of deposit. At June 30, 2019, there were no brokered certificates of deposit.

•
Borrowings amounted to $8.0 million of overnight borrowings and $13.6 million of long-term borrowings, with the Federal Home Loan Bank of New York, at June 30, 2019 At June 30, 2018, there were no overnight borrowings and $18.2 million of long-term borrowings with the Federal Home Loan Bank of New York.

•
Shareholders’ equity increased $16.2 million to $112.4 million at June 30, 2019 from $96.2 million at June 30, 2018, as net income of $17.5 million was partially offset by dividends declared and paid of $2.0 million.  Other changes in equity consisted of a decrease in other comprehensive loss of $617,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months		At or for the Years
	Ended June 30,		Ended June 30,
Dollars in thousands, except share and per share data	2019	2018	2019	2018
Interest income	$12,197	$10,543	$46,308	$38,928
Interest expense	1,875	1,119	6,308	4,014
Net interest income	10,322	9,424	40,000	34,914
Provision for loan losses	601	486	1,659	1,530
Noninterest income	2,158	1,995	8,361	7,481
Noninterest expense	6,982	6,375	25,676	22,362
Income before taxes	4,897	4,558	21,026	18,503
Tax provision	733	939	3,542	4,095
Net Income	$4,164	$3,619	$17,484	$14,408

Basic EPS	$0.49	$0.42	$2.05	$1.69
Weighted average shares outstanding	8,537,814	8,529,981	8,537,814	8,513,558
Diluted EPS	$0.49	$0.42	$2.05	$1.69
Weighted average diluted shares outstanding	8,537,814	8,537,892	8,537,814	8,534,909
Dividends declared per share [4]	$0.10	$0.0975	$0.40	$0.39

Selected Financial Ratios
Return on average assets[1]	1.33%	1.26%	1.46%	1.34%
Return on average equity[1]	15.11%	15.35%	16.83%	16.09%
Net interest rate spread[1]	3.21%	3.25%	3.28%	3.23%
Net interest margin[1]	3.34%	3.34%	3.39%	3.31%
Fully taxable-equivalent net interest margin[2]	3.51%	3.56%	3.56%	3.52%
Efficiency ratio[3]	55.95%	55.83%	53.09%	52.75%
Non-performing assets to total assets			0.29%	0.32%
Non-performing loans to net loans			0.46%	0.51%
Allowance for loan losses to non-performing loans			362.84%	335.96%
Allowance for loan losses to total loans			1.65%	1.68%
Shareholders’ equity to total assets			8.85%	8.35%
Dividend payout ratio[4]			19.51%	23.08%
Actual dividends paid to net income[5]			11.65%	10.59%
Book value per share			$13.16	$11.27

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 21.0% and 28.1% for federal income taxes and 3.98% and 3.62% for New York State income taxes for the three months and years ended June 30, 2019 and 2018, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin
	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2019	2018	2019	2018
Net interest income (GAAP)	$10,322	$9,424	$40,000	$34,914
Tax-equivalent adjustment	547	627	1,999	2,223
Net interest income (fully taxable-equivalent basis)	$10,869	$10,051	$41,999	$37,137

Average interest-earning assets	$1,237,878	$1,129,376	$1,180,201	$1,056,101
Net interest margin (fully taxable-equivalent basis)	3.51%	3.56%	3.56%	3.52%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.0% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  Dividends were paid to the MHC during the quarter ended September 30, 2018.  The MHC waived its right to receive dividends declared during all other quarters within the fiscal years ended June 30, 2018 and 2019.

Current period information is preliminary and based on company data available at the time of the press release.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of June 30, 2019	As of June 30, 2018
(Dollars In thousands)
Assets
Total cash and cash equivalents	$29,538	$26,504
Long term certificate of deposit	2,875	2,385
Securities- available for sale, at fair value	122,728	120,806
Securities- held to maturity, at amortized cost	304,208	274,550
Equity Securities, at fair value	253	217
Federal Home Loan Bank stock, at cost	1,759	1,545

Gross loans receivable	798,105	715,641
Less: Allowance for loan losses	(13,200)	(12,024)
Unearned origination fees and costs, net	833	814
Net loans receivable	785,738	704,431

Premises and equipment	13,255	13,304
Accrued interest receivable	5,853	5,057
Foreclosed real estate	53	119
Prepaid expenses and other assets	3,202	2,560
Total assets	$1,269,462	$1,151,478

Liabilities and shareholders’ equity
Noninterest bearing deposits	$107,469	$102,694
Interest bearing deposits	1,013,100	922,540
Total deposits	1,120,569	1,025,234

Borrowings from FHLB, short term	8,000	-
Borrowings from FHLB, long term	13,600	18,150
Accrued expenses and other liabilities	14,924	11,903
Total liabilities	1,157,093	1,055,287
Total shareholders’ equity	112,369	96,191
Total liabilities and shareholders’ equity	$1,269,462	$1,151,478
Common shares outstanding	8,537,814	8,537,814
Treasury shares	73,526	73,526

Current period information is preliminary and based on company data available at the time of the press release.